UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 4, 2010

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of James Mead as Chief Financial Officer

SL Green Realty Corp. (the “Company”) appointed James Mead to be the Company’s Chief Financial Officer effective as of December 1, 2010.  Mr. Mead, age 51, is a veteran financial executive who has worked in the commercial real estate industry for virtually his entire career.  Most recently, he served from 2004 until earlier this year as Chief Financial Officer for Strategic Hotels and Resorts, Inc., a Chicago-based hospitality REIT specializing in high-end properties.  Mr. Mead will be succeeding Gregory Hughes, the Company’s current Chief Operating Officer and Chief Financial Officer, who is leaving at the end of his current contract on November 30, 2010 to pursue other professional interests.

Employment Agreement with James Mead

On November 4, 2010, in connection with the appointment of Mr. Mead as the Company’s Chief Financial Officer, the Company entered into an employment agreement with James Mead.

Under Mr. Mead’s employment agreement he will serve as an employee of the Company from November 4, 2010 until December 1, 2010, and thereafter as Executive Vice President and Chief Financial Officer of the Company.  Mr. Mead’s employment agreement has a term commencing on November 4, 2010 and ending on December 31, 2013, which will automatically renew for successive six-month periods unless prior written notice of non-renewal is given by either party.  The agreement provides for an annual salary of no less than $500,000, and such discretionary annual bonuses as the Company, in its sole discretion, may deem appropriate to reward Mr. Mead for job performance; provided, however, Mr. Mead’s bonus for 2011 shall be at least $500,000.  Mr. Mead will also receive a signing bonus of $300,000 (the “Signing Bonus”), which will be paid in cash on December 31, 2010, and reimbursement of certain relocation expenses; provided that a portion of the Signing Bonus may be subject to forfeiture in the event that Mr. Mead’s employment with the Company is terminated for any reason before July 31, 2011.

Pursuant to his employment agreement, on November 4, 2010, the Company granted Mr. Mead 15,000 shares of restricted stock subject to time-based vesting occurring in three equal annual installments on December 31 of each of 2011, 2012 and 2013, and 7,500 restricted stock units subject to performance-based vesting, based on the goals described below, occurring in three equal annual installments on December 31 of each of 2011, 2012 and 2013.  The vesting each year of the performance-based restricted stock units is to be based on the achievement of any of the following financial performance goals during the year (or on a cumulative basis beginning with 2011): (1) 7% or greater increase in funds from operations on a per-share basis, (2) 7% or greater stock price appreciation or (3) stock price appreciation or percentage increase in funds from operations in the top one-third of a peer group of companies determined each year by the Company’s Compensation Committee.  On November 4, 2010, the Company also granted Mr. Mead an award under the Company’s 2010 Notional Unit Long-Term Compensation Plan (the “2010 Outperformance Plan”) equal to a 1.33% interest in the 2010 Outperformance Plan.

If Mr. Mead’s employment is terminated for any reason, he will be subject to certain noncompetition, nonsolicitation and nondisparagement obligations, as more particularly provided for in the agreement.  The employment agreement also provides that if Mr. Mead’s employment is terminated by the Company without Cause or by Mr. Mead for Good Reason, Mr. Mead will receive a cash severance payment equal to the sum of (1) his average annual base salary in effect during the preceding 24 months (or, if shorter, the full period of time during which Mr. Mead has been employed by the Company) (his “Average Annual Base Salary”), plus (2) a bonus equal to the average bonuses (including any equity awarded as bonus and excluding his Signing Bonus) paid to him for the two most recently completed fiscal years (or (i) if his employment is terminated before his 2011 bonus is determined, $500,000, or (ii) if his employment is terminated before his 2012 bonus is determined, an amount based on his 2011 bonus) (his “Average Annual Cash Bonus”), plus (3) a pro-rata bonus for the year in which Mr. Mead’s employment was terminated (and the prior year if such bonus had not yet been determined) based on Mr. Mead’s Average Annual Cash Bonus.  Mr. Mead will also continue to receive his medical and welfare benefits for 12 months, and all of his outstanding equity awards (other than the award made under the Company’s 2010 Outperformance Plan) will fully vest upon termination.  If such termination occurs in connection with or within 18 months after a Change-in-Control, then, in addition, Mr. Mead will be entitled to receive (1) a cash severance payment equal to the sum of two times the sum of his Average Annual Base Salary and Average Annual Cash Bonus (as opposed to one times such amount) and (2) medical and welfare benefits for 24 months (as opposed to 12 months).

Mr. Mead’s receipt of these payments and benefits in connection with a termination without Cause or for Good Reason is subject to his execution of a general release of claims with the Company, unless such termination occurs in connection with or within 18 months after a Change-in-Control.  The agreement also provides for certain payments and benefits if Mr. Mead’s employment is terminated due to death or disability.

All of the cash severance payments to be made under the agreement are to be made as lump sum payments at the time of termination.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Internal Revenue Code, severance pay and benefits will be delayed until six months after termination, during which time the payments will accrue interest at the rate of 5% per annum.

If any payments and benefits to be paid or provided to Mr. Mead, whether under his employment agreement or otherwise, would be subject to “golden parachute” excise taxes under the Internal Revenue Code, Mr. Mead’s payments and benefits under his employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Mead.

The terms Cause, Good Reason and Change-in-Control are specifically defined in Mr. Mead’s employment agreement.

The discussion above is qualified in its entirety by reference to the copy of the employment agreement by and between the Company and Mr. Mead, which is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Non-Renewal of Employment Agreement with Gregory Hughes

The Company and Mr. Hughes agreed not to renew Mr. Hughes’s current employment agreement at the end of the current term, which is November 30, 2010.  Accordingly, Mr. Hughes will not be entitled to any severance benefits under his current employment agreement.  However, the Company did agree to provide Mr. Hughes with the following upon the expiration of his current term of employment, subject to his execution of a release, (1) a cash bonus equal to $250,000 plus an amount equal to the value of 12,500 shares of the Company’s common stock on November 30, 2010 and (2) continued participation, notwithstanding the ending of his employment, in the 2010 Outperformance Plan with respect to an award for 2.00% of the total 2010 Outperformance Plan.  Mr. Hughes also agreed, at the Company’s option, to provide transitional consulting services to the Company for up to three months after the end of his employment for a monthly fee of $20,000.

Andrew Mathias to Serve as Principal Operating Officer

Andrew Mathias, who is the Company’s President and Chief Investment Officer, will be the principal operating officer of the Company effective as of December 1, 2010.  Mr. Mathias has served as our President since April 2007 and as our Chief Investment Officer since January 2004 and is currently 36 years old.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Employment Agreement, dated as of November 4, 2010, by and between SL Green Realty Corp. and James Mead.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/Andrew S. Levine
Name:	Andrew S. Levine
Title:	Executive Vice President, Chief Legal Officer and General Counsel

Date: November 10, 2010